Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6500
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS 2007 FIRST QUARTER RESULTS

Highlights:

•	Reported net income of $0.32 per diluted share and FFO of $0.50 per diluted share and unit for the first quarter of 2007

•

Acquired five properties totaling $160.1 million and subsequent to quarter end, acquired a 9.4 acre development site in suburban London, England with planning permission for up to a 200,000 square foot datacenter facility

•	Commenced leases on over 376,000 square feet during the first quarter of 2007 at an average gross annualized rent of $43 per square foot

•	Completed the sale of two properties resulting in a gain on sale of $18.0 million

•	Subsequent to quarter end, completed an underwritten public offering of 7,000,000 shares of Series C Cumulative Convertible Preferred Stock generating $169.1 million in net proceeds

•	Adjusting 2007 FFO guidance to $1.91 to $1.96 per diluted share and unit

San Francisco, Calif. (May 8, 2007) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateway facilities, today announced financial results for its first quarter ended March 31, 2007. The Company reported operating revenue of $89.0 million in the first quarter of 2007. Net income for the first quarter of 2007 was $22.1 million and net income available to common stockholders was $18.6 million, or $0.32 per diluted share, reflecting the non-recurring gain on the sale of two properties. Excluding the gain on sale of $18.0 million and related minority interests, net income available to common stockholders would have been approximately $3.6 million or $0.06 per diluted share. Funds from operations (“FFO”) was $35.0 million in the first quarter, or $0.50 per diluted per share and unit, up 4% from $0.48 per diluted share and unit in the previous quarter; and up 39% from $0.36 per diluted share and unit in the first quarter of 2006.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Richard Magnuson, Chairman of Digital Realty Trust said, “Digital Realty Trust delivered another strong performance in the first quarter. Our acquisition and leasing activity continued to produce solid growth as we expanded our presence in two top global markets, Northern Virginia and London, and signed new leases during the quarter for approximately 87,000 square feet. In April, we issued seven million shares of convertible preferred stock to fund our ongoing acquisition and redevelopment programs, a transaction that was accretive to earnings. Based on the positive impact on earnings of these events, we are adjusting our FFO guidance for the year.”

Acquisition and Leasing Activity

During the first quarter of 2007 the Company completed five acquisitions totaling $160.1 million. On January 5, 2007 the Company acquired 21110 Ridgetop Circle, a vacant 135,000 square foot shell datacenter located in Sterling, Virginia. Shortly after closing, the Company signed a lease with a leading IT infrastructure services provider for the entire building reflecting the strong datacenter demand in the Northern Virginia market. On January 22, 2007 the Company acquired 3011 Lafayette Street, a vacant 90,800 square foot shell datacenter located in Santa Clara, California, another high demand market where the Company had limited available inventory. This property was added to the Company’s inventory of space held for redevelopment. On February 27, 2007 the Company acquired 44470 Chillum Place, a single story datacenter facility located in Ashburn, Virginia. The property totals 95,400 square feet, including 65,600 square feet of datacenter space, and is 100% leased to a leading colocation service provider through 2019. On March 15, 2007 the Company acquired from NYC Connect a leasehold totaling 33,700 square feet of datacenter space located at 111 8th Avenue in New York City, a major hub for Internet connectivity for the northeastern U.S. and considered by the Company to be one of the premier Internet gateway and corporate datacenter facilities in the world. The acquisition consisted of two suites located on the third and seventh floors of the building, expanding Digital Realty Trust’s presence to over 120,000 square feet of datacenter space at the property. On March 23, 2007 the Company acquired 43881, 43831 and 43791 Devin Shafron Drive, formerly known as Loudoun Exchange, located in Ashburn, Virginia. The Northern Virginia property consists of three single-story buildings totaling 432,000 square feet and is approximately 40% leased. The facility was purpose built for datacenter use and includes 170,000 square feet of space leased to two global tenants, a major aeronautics corporation and a leading Internet enterprise company. The remaining 262,000 square feet has the potential to support over 160,000 square feet of highly improved datacenter space and has been added to the inventory of space held for redevelopment.

Subsequent to the end of the quarter, the Company acquired a 9.4 acre development site in suburban London, England – which the Company considers to be one of the most supply-constrained markets for datacenter space worldwide. Digital Realty Trust negotiated a power contract with the regional utility company that provisions the site with greatly expanded electrical service. The Company is in negotiations with prospective tenants to construct a build-to-suit datacenter.

During the quarter the Company completed the sale of two properties: 100 Technology Center Drive, a 197,000 square foot suburban office building located in Stoughton, Massachusetts and 4055 Valley View Lane, a 240,000 square foot office building located in suburban Dallas, Texas. The combined sale price for the properties was $78.5 million, resulting in an estimated total gain on sale of approximately $18.0 million.

As of May 8, 2007, the Company’s portfolio comprised 62 properties, excluding one property held as an investment in an unconsolidated trust, consisting of 83 buildings totaling approximately 11.4 million rentable square feet, including 1.7 million square feet of space held for redevelopment. The portfolio is strategically located in 25 key technology markets throughout North America and Europe.

For the quarter ended March 31, 2007, leases commenced on approximately 365,000 square feet of datacenter space at an average gross annualized rent of approximately $43.90 per square foot, including 308,000 square feet of redevelopment space at an average gross annualized rent of $39.00 per square foot. The Company also commenced leases on over 11,500 square feet of non-technical space at an average gross annualized rent of over $13.60 per square foot. Excluding space held for redevelopment, occupancy across Digital Realty’s property portfolio was 94.8% at March 31, 2007. The 87,000 square feet of new leases signed during the first quarter, includes 78,000 square feet of datacenter space and 9,000 square feet of non-technical space.

“Our proven ability to source new acquisitions and deliver customer-oriented datacenter solutions across a wide variety of industries continues to produce strong operating results for Digital Realty Trust. In addition to expanding our footprint in 111 8th Avenue in New York City, two events were of strategic importance. First, we significantly increased our presence to six properties totaling approximately 770,000 square feet in Northern Virginia, which we consider to be one of the top five markets in the U.S. for datacenter space. Second, we acquired an important development site in suburban London, which expands our footprint in this pivotal global market and enables us to offer tenants a very attractive build-to-suit datacenter opportunity in a market with little to no available supply,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “In our efforts to mine new opportunities, we recently commissioned a survey, conducted by Campos Research & Analysis, of senior executives at leading corporations, including financial services, manufacturing, professional services, packaged consumer goods, telecommunications, consumer services and information technology throughout North America about their datacenter-related initiatives. The findings, which we plan to disclose in greater detail in a separate press release later in the week, provide important quantitative data from users on the current demand characteristics and drivers for datacenter space. Furthermore, the data illustrates that the demand for advanced datacenter facilities is broad-based and has long-term growth prospects.”

Balance Sheet Update

Total assets grew to approximately $2.3 billion at March 31, 2007, from $2.2 billion at December 31, 2006. Total debt at March 31, 2007 was approximately $1.3 billion compared to $1.1 billion at December 31, 2006. Stockholders’ equity was $778.5 million, up from $709.8 million at December 31, 2006.

During the quarter the Company completed mortgage financings on two properties in Silicon Valley. On January 31, 2007, the Company completed the financing of 2045 & 2055 Lafayette Street in Santa Clara, California. This $68.0 million loan has a 10-year maturity with no principal amortization for two years and a fixed rate of 5.93%. On February 2, 2007 the Company completed the financing of 150 South First Street in San Jose, California. This $53.3 million loan has a 10-year maturity with no principal amortization for two years and a fixed rate of 6.30%.

On April 10, 2007 the Company completed the underwritten public offering of 7,000,000 shares of Series C Cumulative Convertible Preferred Stock resulting in $169.1 million in net proceeds. The Series C Cumulative Convertible Preferred Stock will pay dividends quarterly at a rate of 4.375% per year per $25 liquidation preference. The preferred shares will be convertible, at the holder’s option, at an initial conversion rate of 0.5164 common shares per $25.00 liquidation preference per preferred share (or an initial conversion price of $48.41 per common share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a 20% conversion premium over the closing sale price of the Company’s common shares on April 3, 2007, which was $40.34 per share.

“Accessing the public market through the convertible preferred stock offering allowed us to repay borrowings under our unsecured credit facility and lower our cost of capital while providing us with equity to fund our acquisitions and redevelopment programs and strengthen our balance sheet,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “As a result of our strong first quarter performance and this accretive transaction, we have adjusted our 2007 FFO guidance to $1.91 to $1.96 per diluted share and unit.”

4

2007 Outlook

FFO per diluted share and unit for the year ending December 31, 2007 is expected to be between $1.91 and $1.96. This adjusted guidance represents expected FFO growth of 17% to 20% over the 2006 actual FFO of $1.63 per diluted share and unit. A reconciliation of the range of 2007 projected net income to projected FFO follows:

(in millions, except per share and unit data)	Low end of range		High end of range
Net income before minority interest in operating partnership	$26.4	–	$28.9
Plus: Real estate related depreciation and amortization	126.9	–	128.0

Funds from operations	$153.3	–	$156.9
Less: Preferred stock dividends	(19.3)		(19.3)

FFO available to common stockholders and unit holders	$134.0	–	$137.6

FFO per diluted share of common stock and unit outstanding	$1.91	–	$1.96

The guidance provided by Digital Realty Trust in this press release is based on the following assumptions as of May 8, 2007:

•

Total acquisitions for the full year in the range of $300 million to $400 million, consisting of $110 million of vacant properties for its redevelopment program and $190 million to $290 million of income producing properties at an average cash cap rate of 8.25%.

•	The commencement of leases for approximately 475,000 square feet to 600,000 square feet of turn-key datacenter and redevelopment space at an average gross annualized rent of $70 per square foot.

•	The commencement of leases for 100,000 square feet to 125,000 square feet of basic commercial space at an average gross annualized rent of $19 per square foot.

•	Total capital expenditures for its redevelopment program of $251 million.

•	Total G&A of $28.5 million.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2007 first quarter results Wednesday, May 9, 2007 at 1:00 p.m. EDT/10:00 a.m. PDT. To participate in the live call, investors are invited to dial 800-218-0713 (for domestic callers) or 303-262-2125 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 1:00 PM PDT on Wednesday, May 9, 2007 until 12:59 PM PDT on Wednesday, May 16, 2007. The telephone replay can be accessed by dialing 1-800-405-2236 (for domestic callers) or 303-590-3000 (for international callers) and using reservation code 11086695#. A replay of the webcast will also be archived on Digital Realty Trust’s website.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. Digital Realty Trust’s 62 properties, excluding one property held as an investment in an unconsolidated joint venture, contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter tenants. Comprising approximately 11.4 million rentable square feet, including 1.7 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 25 markets throughout North America and Europe. For additional information, please visit Digital Realty Trust’s website at http://www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward looking statements include statements related to the Company’s expected future financial and other results for 2007, 2007 FFO, total acquisitions for 2007, the acquisition mix between vacant properties and income producing properties, acquisition cap rates, the commencement of leases for turn-key datacenter space, redevelopment space and basic commercial space and the expected rents related to those leases, total capital expenditures, total general and administrative expenses, the accretive impact of the convertible preferred stock offering, the leasing prospects for the development site located in suburban London, England, the demand and long-term growth prospects for advanced datacenter facilities, and the expectation that the Company will achieve its performance objectives. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations; failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes or unexpected costs related thereto; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Operating Revenues:

Rental	$73,288	$45,750
Tenant reimbursements	15,679	11,203
Other	—	168

Total operating revenues	88,967	57,121

Operating Expenses:

Rental property operating and maintenance	21,239	11,314
Property taxes	7,540	6,583
Insurance	1,426	872
Depreciation and amortization	29,399	16,537
General and administrative	7,210	4,246
Other	188	181

Total operating expenses	67,002	39,733

Operating income	21,965	17,388

Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	545	—
Interest and other income	513	228
Interest expense	(16,594)	(10,452)
Loss from early extinguishment of debt	—	(57)

Income from continuing operations before minority interests	6,429	7,107
Minority interests in continuing operations of operating partnership	(501)	(1,939)

Income from continuing operations	5,928	5,168

Income (loss) from discontinued operations before gain on sale of assets and minority interests	1,370	(174)
Gain on sale of assets	18,049	—
Minority interests attributable to discontinued operations	(3,261)	93

Income (loss) from discontinued operations (1)	16,158	(81)

Net income	22,086	5,087

Preferred stock dividends	(3,445)	(3,445)

Net income available to common stockholders	$18,641	$1,642

Net income per share available to common stockholders:
Basic	$0.33	$0.06
Diluted	$0.32	$0.06

Weighted average shares outstanding:
Basic	56,511,200	27,503,248
Diluted	58,424,427	28,354,597

(1)	During 2007 and 2006, we sold 7979 East Tufts Avenue (July 2006), 100 Technology Center Drive (March 2007) and 4055 Valley View Lane (March 2007) We have presented all activity for these properties in Income (loss) from discontinued operations for all periods presented above. This will cause individual line items above to differ from previously published information but does not effect net income available to common stockholders.

Digital Realty Trust

Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments in real estate
Properties:
Land	$241,402	$228,728
Acquired ground leases	3,048	3,028
Buildings and improvements	1,521,135	1,415,236
Tenant improvements	171,957	172,334

Investments in properties	1,937,542	1,819,326
Accumulated depreciation and amortization	(123,670)	(112,479)

Net investments in properties	1,813,872	1,706,847
Investment in unconsolidated joint venture	30,111	29,955

Net investments in real estate	1,843,983	1,736,802
Cash and cash equivalents	46,999	22,261
Accounts and other receivables, net	28,830	31,293
Deferred rent	44,482	40,225
Acquired above market leases, net	42,846	47,292
Acquired in place lease value and deferred leasing costs, net	262,529	248,751
Deferred financing costs, net	17,115	17,500
Restricted cash	27,830	28,144
Other assets	19,177	13,951

Total Assets	$2,333,791	$2,186,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unsecured revolving credit facility	$214,237	$145,452
Mortgage loans	885,251	804,686
Exchangeable senior debentures	172,500	172,500
Accounts payable and other accrued liabilities	66,655	88,698
Accrued dividends and distributions	22,885	19,386
Acquired below market leases, net	101,047	87,487
Security deposits and prepaid rents	19,000	19,822

Total Liabilities	1,481,575	1,338,031

Minority interests in operating partnership	73,719	138,416
Stockholders’ Equity	778,497	709,772

Total Liabilities and Stockholders’ Equity	$2,333,791	$2,186,219

Digital Realty Trust, Inc.

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except share and per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net income available to common stockholders	$18,641	$1,642
Adjustments:
Minority interests in operating partnership including discontinued operations	3,762	1,846
Real estate related depreciation and amortization (1)	29,643	18,185
Real estate related depreciation and amortization related to investment in unconsolidated joint venture	1,036	—
Gain on sale of assets	(18,049)	—

FFO	$35,033	$21,673

Basic FFO per share and unit	$0.52	$0.37
Diluted FFO per share and unit	$0.50	$0.36

Total common stock and units outstanding
Basic	67,917,387	59,022,450
Diluted	69,830,614	59,873,798

(1) Real estate depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	29,399	16,537
Depreciation and amortization of discontinued operations	379	1,719
Non real estate depreciation	(135)	(71)

	$29,643	$18,185

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

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560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500